UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2017

RESTAURANT BRANDS INTERNATIONAL INC.

RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Canada Ontario	001-36786 001-36787	98-1202754 98-1206431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Restaurant Brands International Inc.

Restaurant Brands International Limited Partnership

226 Wyecroft Road

Oakville, Ontario L6K 3X7

(Address of principal executive offices, including Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 17, 2017, two indirect subsidiaries of Restaurant Brands International Inc. (the “Company”), 1011778 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia (the “Parent Borrower”), and New Red Finance, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Parent Borrower (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers”), entered into a second amendment (the “Second Amendment”) to the Credit Agreement dated as of October 27, 2014 (the “Credit Agreement”), by and among the Borrowers, 1013421 B.C. Unlimited Liability Company, as holdings, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Second Amendment amends the Credit Agreement to, among other things, (i) reduce the interest rate applicable to the term loan facility to, at the Borrowers’ option, either (x) a base rate plus an applicable margin equal to 1.25% or (y) a Eurocurrency rate plus an applicable margin equal to 2.25%, (ii) extend the maturity date for the term loan facility from December 12, 2021 to February 17, 2024 and (iii) provide the Borrowers and their subsidiaries with additional flexibility under certain negative covenants, including incurrence of indebtedness, making of investments, dispositions and restricted payments, and prepayment of subordinated indebtedness. In connection with the Second Amendment, the Borrowers repaid $146.1 million of principal, reducing the outstanding aggregate principal amount under the term loan facility to $4,900.0 million. For a description of the Credit Agreement, see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2017.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTAURANT BRANDS INTERNATIONAL INC. RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP, by its general partner RESTAURANT BRANDS INTERNATIONAL INC.

/s/ Joshua Kobza
Date: February 17, 2017	Name:	Joshua Kobza
	Title:	Chief Financial Officer